Exhibit 99.3

Lindsay Announces Agreement to Acquire a Minority Interest in
Pessl Instruments

Strategic investment builds on previously announced partnership and will enhance Lindsay’s and Pessl’s leading technology solutions for agricultural producers around the globe.

OMAHA, Neb., April 3, 2024 – Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced it has agreed to acquire a 49.9 percent minority interest in Austria-based Pessl Instruments GmbH, with an option to acquire the remainder of the company at a later date. Pessl is a leading global provider of advanced agricultural technology solutions under the METOS® brand and offers IoT hardware and software tools for informed decision-making, including field monitoring systems with a wide array of agronomic data points that inform Lindsay’s award-winning FieldNET® remote irrigation management platform. This investment by Lindsay comes less than a year after the two companies had initially entered into a strategic partnership, announced in May of 2023, to leverage the combined expertise of both companies and expand value enhancement to growers.

Pessl boasts more than 80,000 connected in-field data collection devices globally, with 50,000 active customers using its FieldClimate online interface. These connected devices include weather stations, soil moisture probes, insect monitoring traps, crop monitoring cameras, soil and nutrient sampling, machine and asset trackers, and other sensors providing real-time data on key agronomic health indicators. Coupled with Lindsay’s FieldNET Advisor™ platform, which synthesizes millions of data points to make custom recommendations to growers for precise, efficient water application, METOS® and FieldNET® provide a leading-edge solution that opens the door for ground-breaking future innovations in the utilization of artificial intelligence in agriculture, grounded in measurable, precise, and instantaneous data validation.

“Lindsay remains committed to providing world-class solutions to growers around the globe while also delivering incredible value for our shareholders,” said Randy Wood, President and CEO of Lindsay. “This investment broadens and strengthens our existing partnership with Pessl, accelerating innovations in water management, increasing our global reach, and providing new solutions needed to conserve natural resources and expand our world’s potential. I’m excited to see how our teams work together to revolutionize the way data is used to inform smart decisions and to maximize our world’s precious resources.”

The investment will strengthen both Lindsay’s and Pessl’s leadership positions in key global markets, enabling Pessl to benefit from Lindsay’s leading position in row crop applications and Lindsay to benefit

Lindsay • 18135 Burke St., Suite 100 • Omaha, NE 68022 USA • 1.800.829.5300 • 402.829.6800 • www.lindsay.com from Pessl’s leading position in specialty crop applications. Last year, the two organizations announced a strategic partnership that has already revealed synergistic potential to unlock incremental value and problem-solving solutions for agricultural producers worldwide. This formal investment will make Lindsay and Pessl, together, the clear global in-field connected irrigation device leader.

Gottfried Pessl, CEO & Founder of Pessl, shared “Over the last year, we have had the opportunity to connect with farmers worldwide and demonstrate how they can leverage the combined potential of METOS hardware and software solutions and Lindsay’s suite of agtech products. The feedback has been fantastic, and the results speak for themselves. We are excited about the potential this investment provides, the innovation it will facilitate, and the opportunity to expand and further integrate with Lindsay, a proven leader in agtech.”

The transaction is expected to close in the second half of fiscal 2024, subject to customary closing conditions including regulatory approvals.

About Lindsay Corporation

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic® center pivot and lateral move agricultural irrigation systems, FieldNET® and FieldWise® remote irrigation management, FieldNET Advisor™ irrigation scheduling technology, and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems®, Road Zipper® and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

FieldNET, FieldNET Advisor, Zimmatic, FieldWise, Barrier Systems, Road Zipper and Snoline are trademarks or registered trademarks of Lindsay Corporation and/or its affiliates.

About Pessl Instruments GmbH

For almost 40 years, Pessl has been offering tools for informed decision-making. A complete range of wireless, solar powered monitoring systems under the METOS® brand, and an online platform FieldClimate are applicable in all climate zones and can be used in various industries and for various purposes – from agriculture to research, hydrology, meteorology, flood warning, snow removal, sports turf, smart city and many more.

Over the years, METOS® has become a global brand with local support and has managed to reach out to almost every corner of the world. The METOS® brand lasts longer, performs better, is easier to use

Lindsay • 18135 Burke St., Suite 100 • Omaha, NE 68022 USA • 1.800.829.5300 • 402.829.6800 • www.lindsay.com and offers you the lowest total cost of ownership. For more information about Pessl, visit www.metos.global.

FieldClimate and METOS are trademarks or registered trademarks of Pessl Instruments GmbH and/or its affiliates.

This release contains forward-looking statements that are subject to risks and uncertainties, such as the satisfaction of the transaction’s customary closing conditions including regulatory approvals, and which reflect management's current beliefs and estimates of future economic circumstances, industry conditions, company performance, and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that Lindsay Corporation files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and those statements preceded by, followed by or including the words "anticipate," "estimate," "believe," "intend," "expect," "outlook," "could," "may," "should," "will," or similar expressions. For these statements, Lindsay Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Lindsay Corporation undertakes no obligation to update any forward-looking information contained in this press release.

For further information, contact:

Lindsay Corporation:	Pessl Instruments GmbH:
Alicia Pfeifer	Neža JANČIČ
Vice President, Investor Relations & Treasury	+43 31 72 55 21
+1 402-933-6429	Neza.Jancic@metos.at
Alicia.Pfeifer@lindsay.com

Lindsay • 18135 Burke St., Suite 100 • Omaha, NE 68022 USA • 1.800.829.5300 • 402.829.6800 • www.lindsay.com